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                                                                   EXHIBIT 10(e)


                                 EMPLOYMENT AGREEMENT

    This Employment Agreement (the "Agreement") is entered into this 4th day of March, 1994 by and among Response USA, Inc., a Delaware Corporation ("Response"), United Video Security, Inc., (the "Company"), a New Jersey Corporation with a principal business office located at 11-C Princess Road, Lawrenceville, New Jersey 08648, and John Colehower ("Employee"), a New Jersey resident.

                                      BACKGROUND

    Employee is presently employed by United Video Associates, Inc. ("UVA"). Company (which is a wholly-owned subsidiary of Response, has acquired the assets of UVA as of the date hereof. Response and Company wish to provide for the management resources that it believes it will require following such acquisition, and to assure itself of the availability of Employee's services on the terms and conditions hereinafter set forth. Employee desires to provide his services to Company on such terms and conditions.

    NOW, THEREFORE, in consideration of the mutual consideration set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

    1. TERM. This Agreement shall be effective as of the date hereof and the Term of employment shall continue in force until five years thereafter, or such earlier time as Employee's employment is terminated in accordance with the provisions of this Agreement, whichever first occurs (the "Termination Date").

    2.   DUTIES.

         a. Company shall employ Employee as President and Treasurer of Company until the Termination Date. In such capacity, Employee shall perform such executive duties as may be assigned to him, consistent with his offices, from time to time by Company's Board of Directors.

         b. Employee's principal business office shall be in the Company's office in Princeton, New Jersey. During the Term of this Agreement, Employee shall not be required to perform his duties hereunder in an area other than the greater Princeton area, except for business travel consistent with his duties.

         c. During the Term of this Agreement, Employee shall devote reasonable efforts, on a full-time basis, to the business and affairs of Company and shall not participate in the ownership, management, or control of, or be employed by, any other company or business except (i) with Company's prior written approval, (ii) with respect to Universal Security Systems, Inc., or
(iii) otherwise with respect to any activities that do not violate Employee's Covenant Not to Compete, dated the date thereof, and do not interfere in any material respect with Employee's duties hereunder.

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    3.   COMPENSATION.

         a. Employee will be paid a salary payable in installments not less than frequently then monthly. Employee's salary shall be at an annual rate of $120,000 and shall increase at the discretion of the Board of Directors, but in any event, in an amount relative to the increases received by the executive officers of Response.

         b. Company shall provide Employee with such disability, medical, major medical, hospital and surgical insurance coverage that is not less favorable to Employee than coverage that Response, the Company or any other majority-owned subsidiary of Response provides generally for its executive officers.

         c. Company shall provide either (i) a Company-owned or leased automobile for Employee's use in performing his duties for Company for which Company will maintain automobile insurance and reimburse Employee for maintenance and other expenses associated with the use of such automobile on company business, or (ii) a car allowance not to exceed $700 per month, plus reasonable expenses associated therewith, including gas, maintenance and insurance.

    4. STOCK OPTIONS. Response hereby grants to Employee options (the "Options") to purchase 300,000 shares of Response Common Stock (the "Option Shares"), subject to the terms and conditions set forth below:

         a. EXERCISE PRICE - The exercise price of the Options shall be equal to the average closing bid price of Response Common Stock over the 20 trading days immediately preceding the three days immediately preceding the date hereof ($1.7344).

         b. VESTING. Options to purchase all Options Shares shall vest and become exercisable on the fifth anniversary of the date hereof; provided, however, that options may vest earlier as follows:

              (i) Options to purchase 150,000 Option Shares shall vest and become exercisable three years from the date hereof in the event that Company has installed or acquired 5,000 "net alarm systems" prior to such date. Net Alarm systems shall mean the total number of alarm systems as determined by Company's regularly engaged independent auditors which exceeds the number of alarm systems acquired by Company as of the date hereof from United Video and National Security Finance Limited Partnership II.

              (ii) Options to purchase 150,000 Option Shares shall vest and become exercisable four years from the date hereof in the event that Company has installed or acquired 10,000 net

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alarm systems prior to such date.

              (iii) For purposes of computing the number of net alarm systems, the "Company" shall include the Company as well as Response, any majority-owned subsidiary of Response or any affiliate of any of them and any accounts that are sold or otherwise transferred after the date hereof shall nevertheless be included in the number of Systems.

         c. RIGHT TO EXERCISE. No Options may be exercised until they have vested, and no option that has vested may be exercised after six years from the date hereof.

         d. ADJUSTMENTS TO EXERCISE PRICE AND OPTION SHARES. If the outstanding shares of Common Stock of Response are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Response or in the event of a consolidation, recapitalization, reclassification, stock split, combination of shares, or dividend payable in capital stock, appropriate adjustment shall be made by Response (i) in the exercise price of outstanding options, and (ii) in the number and kind of Option Shares as to which outstanding Options or portions thereof then unexercised shall be exercisable, to the end that the extent and nature of Employee's proportionate interest represented by outstanding Options shall be maintained substantially as before the occurrence of such event. No adjustments in outstanding Options shall change the aggregate exercise price applicable to the unexercised portion of outstanding Options. Company shall give prompt notice to Employee of any adjustment made pursuant to this paragraph.

         e. EXERCISE OF OPTIONS. To exercise an Option, Employee shall deliver a signed, written notice to Response stating the number of Option Shares with respect to which the option is being exercised (together with payment of the exercise price therefor to be paid at the time of delivery of the Option Shares). The exercise price may be paid in cash or by check, bank draft or money order payable to the order of Response or in such other manner as Response may permit. Upon the exercise of the Options in accordance with this Agreement and collection of the exercise price, and subject to the terms of Section (g) below, Response shall deliver to Employee a certificate or certificates for the Option Shares; provided, however, that the time of such delivery may be postponed by Response for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange or to comply with any state or federal securities laws. The Employee may pay the exercise price for any Options that are exercised by the delivery of shares of Response Common Stock (which may be Option Shares to be issued upon any such exercise) with a value equal to the exercise price being paid, which value shall be the average closing

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bid price of Response Common Stock over five trading days immediately preceding the date of exercise.

         f. TRANSFERABILITY OF OPTIONS. The Options granted herein shall not be transferable by Employee except by will or the laws of descent and distribution, without the written consent of Response.

         g. SECURITIES REGISTRATION. Neither the Options granted hereunder nor the Option Shares are registered as of this time under any state or federal securities laws. When issued upon exercise of the Options, the Option Shares shall be duly registered for sale to and resale by the Employee under the Securities Act and shall otherwise be freely transferrable by the Employee.

         h. CONTINUATION OF OPTIONS. Employee's rights hereunder with respect to the Options shall terminate in the event of the termination of Employee's employment hereunder prior to the expiration of the fifth anniversary of this Agreement, unless such termination shall be Without Cause (as hereinafter defined). Provided, however, that in the event of the death of the Employee or an Employee Disability (as hereinafter defined) prior to the fifth anniversary of this Agreement, the Options shall be exercisable for a period of six months from the date of termination of employment. The termination of Employee's employment on or after such fifth anniversary shall not effect Employee's rights hereunder with respect to the Options.

         i. REORGANIZATION TRANSACTION. If Response becomes a party to a Reorganization Transaction (defined below), the Board of Directors of Response shall either: (i) provide for Employee to receive upon the exercise of the Options, in substitution for Option Shares issuable or transferrable to him upon the exercise of outstanding Options, the same stock, securities, cash or other property to be received by owners of Common Stock of Response as a result of such Reorganization Transaction; or (ii) upon written notice to the employee, provide that the Options shall be immediately exercisable and further that they shall be terminated unless exercised within 60 days after the date of such notice. For the purposes hereof, the term "Reorganization Transaction" means a merger, consolidation or similar reorganization of Response, the complete liquidation of Response, or the sale of all or substantially all of the assets of Response.

         j. RESERVATION OF SHARES. Response shall reserve from authorized but unissued shares of Common Stock, such number of shares as it may be required to issue from time to time upon the exercise of Options.

         k.   ADDITIONAL PAYMENTS.

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         (i)  In the event Company shall increase its net alarm systems by at least 10,000 accounts within five years from the date hereof, Company shall pay Employee an amount equal to the difference between the fair market value of the Options on the fifth anniversary of the date hereof (as determined by an independent investment banking firm mutually selected by Employee and Company), and $1,000,000, less the gross amount of any proceeds received from the sale or exercise of the Options.

         (ii) In the event Company shall increase its net alarm systems by at least 15,000 accounts within five years from the date hereof, Company shall pay Employee an amount equal to the difference between the fair market value of the Options on the fifth anniversary of the date hereof (as determined by an independent investment banking firm mutually selected by Employee and Company), and $1,500,000, less the gross amount of any proceeds received from the sale or exercise of the Options.

         (iii) Any increase in net alarm systems between 10,000 and 15,000 accounts shall entitle Employee to a pro rated amount between $1,000,000 and $1,500,000, as determined pursuant to sections a. and b. above.

         (iv) Any amount payable to Employee pursuant to this paragraph 4.K. shall be paid within 180 days of the fifth anniversary of the date hereof, provided that interest shall accrue on all amounts due at the rate of the "prime rate" of Citicorp., N.A. ("Prime"), for the period from five years and ninety days from the date hereof through ninety days thereafter. After such date, the Company will be in default and interest shall accrue at the rate of two times Prime.

         5.   VACATIONS.

         a. Employee shall be entitled to vacation leave of fifteen (15) business days in each consecutive twelve month period during the term hereof, calculated in accordance with and subject to the terms and limitations as set forth below, during which time his compensation and all benefits shall be paid in full. Vacation days shall accrue at a rate of 1.25 days per month (15 business days per 12-month period). Without Company's consent, Employee shall not take more than fifteen (15) days vacation in any consecutive 12-month period, nor take vacation prior to the actual accrual thereof.

         b.   In no event may Employee have accrued more than thirty
(30)vacation days. Company shall have the option either of requiring Employee to take accrued vacation time prior to the Termination Date, or paying Employee for accrued vacation time as of the Termination Date, up to thirty (30) day accrued vacation limit.

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    6.   EXPENSES.  Company shall reimburse Employee for reasonable expenses incurred by him in connection with his performance of services hereunder upon presentation by Employee of appropriately documented requests, including original or copies of bills, vouchers and itemized accounts as reasonably required by the Company.

    7. TERMINATION. Notwithstanding anything to the contrary herein, Employee's employment by Company hereunder may be terminated without breach, in accordance with the following terms and conditions:

         a. Company may terminate Employee's employment for cause, as defined below, effective upon delivery of written notice of termination to Employee specifying with particularly the actions or inactions constituting such cause, and making specific reference to this Section 7(a). For the purpose of this
Section 7(a), cause for termination shall exist only upon the occurrence of one or more of the following:

              (i) Employee's conviction of a crime punishable by imprisonment of one year or more under the laws of the jurisdiction in which convicted which involves theft, misappropriation of funds, fraud or deception;

              (ii) Employee is charged or indicted for a crime for which, if convicted, the Company would have the right to terminate Employee's employment under (i) above but, if such charge or indictment is disposed of without conviction, at Employee's request promptly following the disposition of such charge or indictment, Employee shall be reinstated in his employment hereunder to the position, salary and benefits held immediately prior to such termination, and this Agreement shall be extended for a period equal to the period from the date of termination to the date of reinstatement.

              (iii) Willful misconduct by Employee in the performance of his duties hereunder, provided that no act or failure to act on Employee's part shall be considered "willful" unless done or omitted to be done by Employee in bad faith and without reasonable belief that his action or omission was in the best interests of the Company;

              (iv) Chronic alcoholism if such condition materially impairs or precludes performance of Employee's duties, drug addiction, or misappropriation of money or property of Company by Employee; or

              (v) Employee's refusal, after written notice to Employee by Company and a reasonable opportunity to cure, to carry

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out a written reasonable directive to Employee from the Board of Directors of
Company which related to the performance of his executive duties as set forth herein and is not unlawful or inconsistent with his position or status in Company's management structure as contemplated herein.

         b. Subject to applicable state and federal disabilities laws, Company may terminate Employee's employment upon thirty (30) days prior written notice in the event of the total disability of Employee ("Employee Disability"), which notice shall make specific reference to this Section 7(b). For the purposes of this Section 7(b), the term "Employee Disability" shall have the same meaning as contained in any insurance policy maintained by Company which applies to Employee's long term disability, or, in the absence of such a policy, the inability of employee to perform one or more important duties of his office for a period of 180 days or more due to physical, mental or emotional impairment.

         c.   Employee's employment shall terminate upon Employee's death.

         d. In addition to termination under Sections 7(a), (b) or (c), Company may terminate Employee's employment, for any other reason whatsoever upon ninety (90) days written notice, which notice shall make specific reference to this Section 7(d) ("Without Cause").

    8.   SEVERANCE COMPENSATION.


         a. If his employment is terminated under Section 7(a), Company shall pay to Employee (i) his base salary through the Termination Date, (ii) any benefits due under any employee benefit plans and unpaid as of the Termination Date, and (iii) such other benefits that may be required under law. Thereafter, Employee shall not receive any further compensation or benefits under this Agreement.

         b. If his employment is terminated under Section 7(b), Company shall pay to Employee an amount equal to (i) his base salary through a period of thirty (30) days following the Termination Date, (ii) any benefits due under any employee benefit plans and unpaid as of the Termination Date, (iii) such other benefits that may be required under law, and (iv) an amount equal to the base annual salary that would have been payable to him pursuant to paragraph 3(a) hereof if his employment had not been so terminated, as and when such payments would have been due hereunder but for the termination, less the greater of (A) 50% of such base annual salary, or (B) any disability insurance payments received by Employee in such period from any insurance or other plan or program maintained by the Company, at its expense, for Employee's benefit.

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         c.   If his employment is terminated under Section 7(c), Company shall pay to Employee's estate an amount equal to (i)the payments Employee would be entitled to receive pursuant to Section 7(b)(i), (iii), and (iv) had employment been terminated under Section 7(b), plus any other benefits due and payable at the time of Employee's death or by reason thereof.

         d. If his employment is terminated under Section 7(d), Company shall pay to employee (i) an amount equal to the present value (based on a 6% discount factor) of the salary to which Employee would have been entitled as provided in
Section 3, computed from the day of Employee's termination through the remaining term of this Agreement, plus (ii) any benefits due Employee under any employee benefit plans and unpaid as of the Termination Date, and (iii) such other benefits that may be required under law.

         e. Any payments due to Employee under this Section 8 shall be due and payable within thirty (30) days following the termination of his employment.

         f. In calculating payments under this Section 8 or elsewhere under this Agreement, Company shall not be entitled to set off against any such payment any amounts owed by Employee to Company.

    9.   MANAGEMENT OF THE COMPANY.

         a. For so long as the Employee continues as in the employment of the Company, the Company shall comply with the following covenants:

              (i) The Employee and Todd Herman (or such persons as they may nominate) shall be members of the Company's board of directors (the "Board").

              (ii) The Board shall consist of not more than five members unless the Employee gives his written consent to an increase.

              (iii) The Employee and Todd Herman shall be the sole officers of the Company and shall be responsible for its day-to-day operations.

         b. For so long as the Employee continues as an employee of the Company, the Employee and John Colehower (or any entity designed by them shall have the right to purchase the stock or assets of the Company upon terms substantially the same as the terms on which United Video and NSF sold their assets to the Company on the date hereof if (i) the Company files a petition for reorganization under Chapter 11 of the Federal Bankruptcy Code or


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is involuntarily placed in bankruptcy, (ii) Response agrees to sell or otherwise transfer its shares of the Company without the consent of Employee, (iii) the Company agrees to sell or otherwise transfer substantially all of its assets, or
(iv) Response fails to comply with Paragraph c. below.

         c. During the first 12 months after the date hereof, Response shall provide the Company, in such form as response shall determine, with $500,000 to expand the business operations of the Company that are acquired for United Video and NSDF, to be used in accordance with a budget agreed upon by Employee, Todd Herman and Response.

         d. Until all Options issuable pursuant to this Agreement shall vest and become exercisable, the Company hereby agrees not to change the primary business activity of the Company to a business other than the installation and servicing of burglar and fire alarms, without the consent of Employee.

         e. Response hereby guaranties the Company's performance of, and shall act as a surety with respect to, all agreements, covenants and other actions to be taken by the Company hereunder.

         f. During the Term of this Agreement, Employee shall be entitled to attend meetings of the Board of Directors of Response as an observer, but shall not be entitled to participate or vote at any such meetings.

    10. NOTICES. Any notice or demand required or permitted to be given to any party under this Agreement shall be in writing and shall be deemed to have been duly given, made and received three business days after mailing if mailed by certified mail, postage prepaid, return receipt requested, addressed to the party at the address set forth below, provided that any party may alter the address to which notice or demand is directed by giving notice of such change of address in conformity herewith.

         a.   For notice to the Company:

              United Video Security, Inc.
              Attention: President
              11-C Princess Road
              Lawrenceville, New Jersey 08648

         with a copy to:

              Response USA, Inc.
              1300 Admiral Wilson Blvd.
              Camden, New Jersey 08101
              Attention: Richard M. Brooks

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         b. For notice to Employee:

              John Colehower
              11-C Princess Road
              Lawrenceville, New Jersey 08648

    11. ARBITRATION. Any dispute under this Agreement shall be resolved by arbitration in Camden, New jersey; provided, however, that any action other than demand in which equitable relief only is sought may be brought in any court of competent jurisdiction over the subject matter of the dispute and the parties thereto. Any arbitration shall be before a panel of three (3) arbitrators. The arbitrators shall be selected, and arbitrations hereunder shall be conducted, in accordance with the rules and regulations then in effect of the American Arbitration Association. The arbitration shall be commenced by either party notifying the other parties and the American Arbitration Association, in writing, of a demand for arbitration and the subject matter of the arbitration. The arbitrators shall not have any power to grant punitive damages.

    12.  MISCELLANEOUS.

         a. At any time, and form time to time, after the signing of this Agreement, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

         b. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of New Jersey, notwithstanding any conflicts-of-law doctrines or laws of any jurisdiction to the contrary.

         c. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their heirs, personal representatives, successors and assigns.

         d. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         e. This Agreement shall not be interpreted in favor of or against either party on account of such party having drafted this Agreement.

         f. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or

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privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrences.

         g. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express of implied oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

                             _____________________________
                             JOHN COLEHOWER


                             UNITED VIDEO SECURITY, INC.


                             By:___________________________


                             RESPONSE USA, INC.


                             By:___________________________



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